Smythe Ratcliffe LLP

7th Floor, Marine Building

355 Burrard Street

Vancouver, BC V6C 2G8

fax: 604.688.4675

telephone: 604.687.1231

Exhibit 14.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors,
Linux Gold Corp.

We consent to the use of our report dated June 12, 2006 on the consolidated financial statements of Linux Gold Corp. for the year ended February 28, 2006 that are included in the Company’s amended annual Form 20-F/A filing dated March 2, 2007, which is included, by reference in the Company’s Form S-8.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
March 2, 2007

Smythe Ratcliffe LLP, a British Columbia limited liability partnership, is a member of PKF North American Network and PKF International, associations of legally independent firms.